Exhibit 99.1

Fluor Corporation	Keith Stephens / Steve Roth
6700 Las Colinas Blvd	Media Relations
Irving, Texas 75039	469.398.7624 / 469.398.7623 tel

469.398.7000 main tel	Ken Lockwood / Jason Landkamer
469.398.7255 main fax	Investor Relations
469.398.7220 / 469.398.7222 tel

News Release

Fluor Reports Third Quarter Results
•	$4.8 billion in new awards

•	$1.7 billion increase in backlog to a record $19.8 billion
Irving, TX, — November 6, 2006 — Fluor Corporation (NYSE: FLR) today announced financial results for its third quarter ended September 30, 2006. Revenues for the third quarter were $3.4 billion, essentially level with $3.4 billion in the third quarter of 2005, which included $294 million from the resolution of claims on the Hamaca project in Venezuela. Net earnings for the quarter were $27 million, or $0.31 per diluted share, compared with earnings of $131 million, or $1.51 per diluted share for the same period last year. Operating profits for the quarter were $47 million, after recognizing loss provisions of $168 million on a number of fixed price projects in the Government and Industrial & Infrastructure segments.
     Strong operating profit contributions from Oil & Gas and Global Services were substantially offset by estimated cost overruns on fixed price projects in Government. The Government segment recorded provisions of $133 million relating to certain United States embassy projects and $13 million on a construction project at the Bagram Air Force base in Afghanistan. In addition, the Industrial & Infrastructure segment recognized a provision of $22 million relating to a highway project in California. Operating profits in the third quarter of 2005 were $181 million, and included the favorable impact of a $33 million reversal of a charge relating to a resort hotel project in the Caribbean, $31 million from the resolution of a claim on the Hamaca project and $10 million in real estate gains. As a result of the loss provisions discussed above, operating margins in the current quarter fell to 1.4 percent, down from 5.3 percent a year ago.

     New awards for the third quarter were $4.8 billion, up 89 percent from $2.5 billion a year ago. The quarter included $2.9 billion in new Oil & Gas project awards, with the balance representing a broad-based mix across Fluor’s diversified portfolio. Consolidated backlog rose 10 percent sequentially to a company record of $19.8 billion, up 35 percent from $14.7 billion at September 30, 2005.
     “While we are disappointed with the charges taken on fixed price projects this quarter, we are committed to completing these projects within the current estimates,” said Chief Executive Officer Alan Boeckmann. “We are encouraged by significant opportunities in the oil, gas, infrastructure and power markets. The outlook for 2007 reflects our expectation for a broad expansion of new awards and backlog and a commensurate rise in earnings.”
     Corporate general and administrative (G&A) expense for the quarter was $33 million, including $3 million associated with the relocation of the corporate headquarters to the Dallas, Texas area. G&A expense in the quarter was positively impacted by a reduction in the estimate for incentive compensation, resulting from the lowered expectation for full-year earnings. This compares with $25 million in G&A expense a year ago, which included a $10 million gain from the sale of real estate. The tax rate for the quarter benefited from several items, including the utilization of net operating loss and capital loss carry-forwards. As a result, the income tax line reflected a $13 million benefit compared with a $26 million income tax expense a year ago. Fluor’s cash and securities at quarter end were $895 million, up from $585 million last quarter, primarily due to the collection of substantial receivables from the Federal Emergency Management Agency (FEMA).
Outlook
     Considering the provisions discussed above and the current outlook of the overall Fluor portfolio, earnings guidance for 2006 remains at the recently announced range of $2.40 to $2.60 per share.
     Looking to 2007, earnings are estimated to be in a range of $3.50 to $3.80 per share for the year, consistent with the initial guidance for 2007 released on October 24, 2006. This range reflects the positive outlook in all segments except Government, which is forecasted to have substantially lower revenue and operating profit, especially from the Fernald, FEMA and Iraq programs.
Business Segments
     Fluor’s Oil & Gas segment reported revenues of $1.4 billion, consistent with $1.4 billion in the third quarter of last year which included $294 million from the resolution of a claim on the Hamaca project in Venezuela. Operating profit rose to $87 million, compared to $84 million a year ago, which included earnings of $31 million from the resolution of the Hamaca project claim. Excluding the impact of the Hamaca claim settlement in 2005, the underlying financial performance of the Oil & Gas segment was up substantially over last year. Operating margins rose to 6.3 percent, from 5.8 percent a year ago, reflecting the favorable impact of successful project completions and an increase in the level of higher-margin front end engineering and design work. New awards were substantial in the quarter, totaling $2.9 billion, including an award for the engineering, procurement and construction of the offsites and utilities for a major petrochemical complex in Saudi Arabia. Backlog grew by 21 percent to $10.1 billion, up from $8.4 billion last quarter.
     Fluor’s Industrial & Infrastructure segment reported revenues of $800 million, down 7 percent from $857 million a year ago due to a higher level of manufacturing project activity in 2005. Operating profit for the quarter of $22 million, included a loss provision of $22 million relating to a highway project in California. This compares with $44 million in operating profit in the third quarter a year ago, which was positively impacted by a $33 million reversal of a charge relating to a resort hotel project in the Caribbean. Operating margins were 2.7 percent in the third quarter of 2006, up from 2.4 percent in the second quarter, and compared with 5.1 percent in the third quarter of 2005.
     The Government segment reported third quarter revenues of $550 million, down 16 percent from $651 million a year ago. The segment reported an operating loss of $95 million, compared with operating profits of $21 million a year ago. The strong performance from the balance of the Government business, including Hanford, Fernald and FEMA was more than offset by provisions of $133 million relating to certain embassy projects and $13 million on the construction project in Afghanistan. During the quarter, the unit was awarded a two year extension of the Hanford contract for the Department of Energy, as well as a new two year contract with FEMA for emergency assistance in 2006 and 2007.
     Revenues for the Global Services segment grew 32 percent to $484 million, from $368 million a year ago. Operating profit increased 19 percent to $32 million, up from $27 million in 2005. Higher profits were driven by improvements across the segment’s various business lines, and include the impact of hurricane relief activities. Operating margins were 6.5 percent, down from 7.2 percent in the year ago period. Margins were impacted by a higher level of overhead investment in construction and procurement initiatives.
     Fluor’s Power segment reported a 55 percent increase in revenue to $147 million, up from $95 million in the third quarter of 2005. For the quarter, the Power segment reported operating profit of $2 million, down from $6 million a year ago. Operating profit margin was 1.4 percent, compared with 6.2 percent a year ago. Current operating profit and margin levels reflect activity on projects in the early stages along with overhead investment to position for growth, while profits a year ago reflected contributions from project closeouts.
Results for the Nine Months
     Revenues for the 2006 nine-month period grew 14 percent to $10.4 billion, compared with $9.2 billion in 2005. Net earnings for the first nine months of 2006 were $183 million, or $2.05 per diluted share. This compares with $162 million, or $1.88 per diluted share, for the first nine months of 2005. Results for the first nine months of 2006 include pre-tax charges of $183 million for loss provisions in the Government segment and $26 million on a road project in the Industrial & Infrastructure segment. Results for the first nine months of 2005 included $42 million in loss provisions in the Government segment, $54 million in charges in the Industrial & Infrastructure segment and pre-tax earnings of $31 million from the Hamaca settlement in the Oil & Gas segment.
Third Quarter Conference Call
     Fluor will host a conference call at 10:00 a.m. Eastern Time on Tuesday, November 7, 2006 which will be webcast live on the internet and can be accessed by logging onto http://investor.fluor.com. The webcast will be archived for 30 days following the call.

About Fluor Corporation
          Fluor Corporation (NYSE: FLR) provides services on a global basis in the fields of engineering, procurement, construction, operations and maintenance and project management. Now headquartered in Irving, Texas, Fluor is a FORTUNE 500 company with revenues of $13.2 billion in 2005. For more information, visit www.fluor.com.
Forward-Looking Statements: This release contains forward-looking statements, including, without limitation, statements relating to, future backlog, revenue and earnings, expected performance of the Company’s business and the expansion of the markets which the Company serves. The forward-looking statements are based on current management expectations and involve risks and uncertainties. Actual results may differ materially as a result of a number of factors, including, among other things: whether the losses on the fixed price projects reflected in this press release have been adequately and accurately captured; whether additional factors will arise in the future that affect the Company’s performance on the fixed price project; the extent to which the Company will be successful in recovering its claims; failure to achieve projected backlog, revenue and/or earnings levels; the timely and successful implementation of strategic initiatives; customer cancellations of, or scope adjustments to, existing contracts; difficulties or delays incurred in the execution of contracts; decreased capital investment or expenditures, or a failure to make anticipated increased capital investment or expenditures, by the Company’s clients; the Company’s failure to receive anticipated new contract awards; increased liability risks in any of the markets the Company serves; the Company’s inability to successfully convert front-end engineering services into future project awards; the cyclical nature of many of the markets the Company serves; and, changes in global business, economic, political and social conditions. Caution must be exercised in relying on these and other forward-looking statements. Due to known and unknown risks, the Company’s results may differ materially from its expectations and projections.
     Additional information concerning these and other factors can be found in press releases as well as the Company’s public periodic filings with the Securities and Exchange Commission, including the discussion under the heading “Item 1A. Business — Company Risk Factors” in the Company’s Form 10-K filed on March 1, 2006 and Form 10-Q filed on May 8, 2006. Such filings are available either publicly or upon request from Fluor’s Investor Relations Department: (469) 398—7220. The Company disclaims any intent or obligation to update its forward-looking statements in light of new information or future events.

FLUOR CORPORATION
(in millions, except per share amounts)
Unaudited
CONSOLIDATED OPERATING RESULTS

THREE MONTHS ENDED SEPTEMBER 30	2006	2005
Revenues	$3,364.0	$3,418.5
Costs and Expenses:
Cost of Revenues	3,317.4	3,237.6
Corporate G&A	32.6	25.1
Net Interest Expense (Income)	0.1	(1.7)

Total Costs and Expenses	3,350.1	3,261.0

Earnings before Income Taxes	13.9	157.5
Income Tax Expense (Credit)	(13.4)	26.3

Net Earnings	$27.3	$131.2

Basic Earnings per Share
Net Earnings	$0.32	$1.54
Weighted Average Shares	86.4	85.2
Diluted Earnings per Share
Net Earnings	$0.31	$1.51
Weighted Average Shares	88.9	87.1
New Awards	$4,790.7	$2,533.3
Backlog	$19,790.0	$14,662.5
Work Performed	$3,275.9	$3,342.2

NINE MONTHS ENDED SEPTEMBER 30	2006	2005
Revenues	$10,445.3	$9,198.2
Costs and Expenses:
Cost of Revenues	10,052.8	8,866.9
Corporate G&A	128.7	90.9
Net Interest Expense (Income)	0.7	(3.2)

Total Costs and Expenses	10,182.2	8,954.6

Earnings before Income Taxes	263.1	243.6
Income Tax Expense	80.4	81.4

Net Earnings	$182.7	$162.2

Basic Earnings per Share
Net Earnings	$2.12	$1.92
Weighted Average Shares	86.2	84.6
Diluted Earnings per Share
Net Earnings	$2.05	$1.88
Weighted Average Shares	89.2	86.1
New Awards	$14,372.1	$9,114.3
Backlog	$19,790.0	$14,662.5
Work Performed	$10,167.3	$9,006.1

FLUOR CORPORATION
Unaudited
BUSINESS SEGMENT FINANCIAL REVIEW
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2006		2005
Revenues
Oil & Gas	$1,382.5		$1,447.5
Industrial & Infrastructure	800.3		857.3
Government	550.3		651.3
Global Services	484.4		367.8
Power	146.5		94.6

Total revenues	$3,364.0		$3,418.5

	$	%	$	%

Operating Profit (Loss) Margin $ and %
Oil & Gas	$86.8	6.3	$84.1	5.8
Industrial & Infrastructure	21.5	2.7	43.5	5.1
Government	(95.2)	(17.3)	20.9	3.2
Global Services	31.5	6.5	26.5	7.2
Power	2.0	1.4	5.9	6.2

Total Operating Profit (Loss) Margin $ and %	$46.6	1.4	$180.9	5.3

NINE MONTHS ENDED SEPTEMBER 30	2006		2005

Revenues
Oil & Gas	$3,875.4		$3,844.4
Industrial & Infrastructure	2,312.3		2,085.5
Government	2,500.2		1,859.6
Global Services	1,427.2		1,116.0
Power	330.2		292.7

Total revenues	$10,445.3		$9,198.2

	$	%	$	%

Operating Profit Margin $ and %
Oil & Gas	$220.0	5.7	$188.0	4.9
Industrial & Infrastructure	52.9	2.3	0.5	0.0
Government	8.0	0.3	49.5	2.7
Global Services	107.0	7.5	81.3	7.3
Power	4.7	1.4	12.0	4.1

Total Operating Profit Margin $ and %	$392.6	3.8	$331.3	3.6

FLUOR CORPORATION
Unaudited
SELECTED BALANCE SHEET ITEMS
($ in millions, except per share amounts)

	SEPTEMBER 30, 2006	DECEMBER 31, 2005
Cash and Cash Equivalents	$895.0	$789.0
Total Current Assets	3,296.0	3,108.2
Total Assets	4,882.8	4,574.4
Total Short-Term Debt	370.7	330.0
Total Current Liabilities	2,399.0	2,339.3
Long-term Debt	134.1	92.0
Shareholders’ Equity	1,826.5	1,630.6

Total Debt to Capitalization %	21.7%	20.6%
Shareholders’ Equity Per Share	$20.75	$18.72
SELECTED CASH FLOW ITEMS
($ in millions)

	NINE MONTHS ENDED SEPTEMBER 30
	2006	2005

Cash Provided by Operating Activities	$180.2	$659.5

Investing Activities
Capital Expenditures	(187.6)	(145.3)
Other Items	26.2	46.5

Cash Utilized by Investing Activities	(161.4)	(98.8)

Financing Activities
Decrease in Short-Term Borrowings	—	(129.9)
Non-Recourse Project Financing	76.1	—
Issuance of Common Stock	—	41.8
Cash Dividends	(35.3)	(41.5)
Other Items	43.5	38.9

Cash Provided (Utilized) by Financing Activities	84.3	(90.7)

Effect of Exchange Rate Changes on Cash	2.9	(27.2)

Increase in Cash and Cash Equivalents	$106.0	$442.8

Depreciation	$86.1	$74.7

FLUOR CORPORATION
Supplemental Fact Sheet
Unaudited
NEW AWARDS
($ in millions)

THREE MONTHS ENDED SEPTEMBER 30	2006		2005		% Chg

Oil & Gas	$2,938	61%	$179	7%	NM
Industrial & Infrastructure	743	16%	690	27%	8%
Government	731	15%	1,141	45%	(36)%
Global Services	221	5%	510	20%	(57)%
Power	158	3%	13	1%	NM

TOTAL NEW AWARDS	$4,791	100%	$2,533	100%	89%

NINE MONTHS ENDED SEPTEMBER 30	2006		2005		% Chg

Oil & Gas	$7,386	51%	$2,880	32%	156%
Industrial & Infrastructure	3,682	26%	1,629	18%	126%
Government	1,939	13%	1,934	21%	0%
Global Services	1,080	8%	2,012	22%	(46)%
Power	285	2%	659	7%	(57)%

TOTAL NEW AWARDS	$14,372	100%	$9,114	100%	58%

BACKLOG TRENDS
($ in millions)

AS OF SEPTEMBER 30	2006		2005		% Chg

Oil & Gas	$10,077	50%	$5,271	36%	91%
Industrial & Infrastructure	5,284	27%	3,996	27%	32%
Government	928	5%	1,710	12%	(46)%
Global Services	2,355	12%	2,816	19%	(16)%
Power	1,146	6%	869	6%	32%

TOTAL BACKLOG	$19,790	100%	$14,662	100%	35%

United States	$6,764	34%	$5,538	38%	22%
The Americas	3,012	15%	2,926	20%	3%
Europe, Africa and the Middle East	9,243	47%	5,393	37%	71%
Asia Pacific	771	4%	805	5%	(4)%

TOTAL BACKLOG	$19,790	100%	$14,662	100%	35%

FLRF